Exhibit 10.30

EXECUTION COPY

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of October 6, 2006 (the “Effective Date”), is by and among Quaker Chemical Corporation, a Pennsylvania corporation (the “Company”), each of the Designated Borrowers party hereto, each of Lenders party hereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and ABN AMRO BANK, N.V., as Syndication Agent. Capitalized terms used and not otherwise defined in this Amendment shall have the respective meanings ascribed to them in the Credit Agreement (as defined below).

WHEREAS, the parties hereto have entered into that certain Credit Agreement dated as of October 14, 2005 (the “Credit Agreement”);

WHEREAS, certain current and prospective changes in GAAP have affected, or may in the future affect, the computation of certain financial ratios and requirements set forth in the Credit Agreement and pursuant to Section 1.03(b) of the Credit Agreement, the Company has requested certain amendments to the Credit Agreement to preserve the original intent thereof; and

WHEREAS, the Company has requested, and the other parties hereto have agreed to amend certain other provisions of the Credit Agreement on the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Amendments to Credit Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 2 of this Amendment, the Credit Agreement is hereby amended as follows, effective as of the Effective Date, except as otherwise expressly set forth herein:

(a) Section 1.01 of the Credit Agreement is amended by amending and restating the following definitions, to read in their entireties as follows:

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, but without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (other than Letters of Credit to the extent such Letters of Credit support Indebtedness otherwise included in clauses (a) through (g) hereof), (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases (other than the Permitted Sale and Leaseback Transaction, to the extent same is subject to a Lease Accounting Rules Change) and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Company or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or a Subsidiary is a general partner or Joint Venturer unless such Indebtedness is expressly made non-recourse to the Company or such Subsidiary; provided that each of clauses (a) through (g) (except Synthetic Lease Obligations) shall only be included in Consolidated Funded Indebtedness to the extent the foregoing appears as a liability on the balance sheet of the Company in accordance with GAAP.

“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, plus the portion of rent expense that is treated as interest in accordance with GAAP as a result of the Permitted Sale and Leaseback Transaction being subject to a Lease Accounting Rules Change, (ii) the provision for Federal, state, local and foreign income taxes includable in Net Income for such period including, without limitation, Permitted Non-Cash Reversals, (iii) depreciation and amortization expense, (iv) non-cash charges in respect of any write down of assets taken in the ordinary course of business, and (v) commencing on January 1, 2006, non-cash compensation expenses related to the application of financial accounting standard 123-R, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (x) Federal, state, local and foreign income tax credits of the Company and its Subsidiaries for such period and (y) non-cash items increasing Consolidated Net Income in respect of any write up of assets; provided, however, that the Company shall be permitted to add back to EBITDA for the relevant period, the Permitted Restructuring Charge; provided, however that (A) the Company shall treat as rent expense, and therefore reduce EBITDA by, the amount of any payment made or accrued during such period on account of the Permitted Sale and Leaseback Transaction, to the extent same is subject to a Lease Accounting Rules Change; and (B) the Company shall have provided to the Lenders information detailing (in form and level of specificity reasonably satisfactory to the Administrative Agent) the expenses and charges that comprise the restructuring charge not later than the earlier of (i) ten (10) Business Days after the Company’s filing of the 8-K with respect to such Permitted Restructuring Charge; and (ii) the date on which the financial statements reflecting such Permitted Restructuring Charge are issued. Calculations of Consolidated EBITDA shall give effect, on a pro forma basis, to all Permitted Acquisitions and Dispositions permitted under this Agreement made during the quarter or year to which the required compliance relates, as if such Permitted Acquisition or Disposition had been consummated on the first day of the applicable period.”

“Consolidated Interest Charges” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Company and its Subsidiaries in connection with (i) borrowed money (including capitalized interest), (ii) the deferred purchase price of assets, and (iii) off-balance sheet liabilities, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Company and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP (other than on account of the Permitted Sale and Leaseback Transaction, to the extent same is subject to a Lease Accounting Rules Change), plus or minus the benefits or detriments, as the case may be, of any interest rate protection.

(b) Section 1.01 of the Credit Agreement is further amended by adding the following additional definitions thereto, to read in their entireties as follows:

“First Amendment” means that certain First Amendment to Credit Agreement, dated as of October 6, 2006, by and among, inter alia, the Company, the Designated Borrowers, the Lenders, and the Administrative Agent.

“First Amendment Effective Date” means October 6, 2006.

“Lease Accounting Rules Change” means a change in the definitions of capital and operating leases under GAAP, as a result of which the Permitted Sale and Leaseback Transaction is required to be classified as a capital lease, rather than an operating lease.

“Permitted Sale and Leaseback Transaction” means with respect to the Company or any Subsidiary, the arrangement, with the Butler County Port Authority (“BCPA”) whereby the Company or such Subsidiary shall sell, lease, or otherwise transfer, directly or indirectly, its facility (buildings and equipment) located in Middleton, Ohio, cause improvements and additions to be made thereto (collectively, the “Project”), and thereafter rent or lease such facility and additional facilities and such equipment; all on substantially the terms and conditions disclosed in that certain letter dated July 26, 2006 from the Borrower to the Administrative Agent, with such changes to such terms and conditions as have been disclosed in writing to, and approved by, the Administrative Agent in its reasonable discretion; provided, however, that (i) the total cost of the Project shall not exceed $45,000,000; and (ii) neither the Company nor any Subsidiary will be or become a guarantor or surety for any obligations owing by the BPCA (to any other financing entity) for the Projects.”

(c) Section 1.01 of the Credit Agreement is further amended by deleting in its entirety the definition of “Permitted Synthetic Lease”.

(d) Section 1.03 of the Credit Agreement is amended by adding a new Section 1.03(c) thereto, to read in its entirety as follows:

“Notwithstanding any other provision of this Agreement, in the event that, solely as a result of a Lease Accounting Rules Change, and not as a result of any action or inaction that the Borrowers may take in connection with the Project, the Permitted Sale and Leaseback Transaction is required to be classified as capital lease, for purposes of this Agreement, including without limitation Section 7.03(e) hereof, it shall nonetheless be classified and accounted for as an operating lease, in accordance with GAAP as in effect for the Company as of the First Amendment Effective Date.”

(e) Section 7.03(e) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Indebtedness in respect of capital leases, Synthetic Lease Obligations, and purchase money obligations for fixed or capital assets in an aggregate amount outstanding not to exceed at any time $15,000,000;

(f) Section 7.05(h) of the Credit Agreement is amended and restated to read in its entirety as follows:

“Dispositions by the Company and its Subsidiaries of property pursuant to sale-leaseback transactions, provided that the book value of all property so Disposed of (excluding, however, the Permitted Sale and Leaseback Transaction) shall not exceed $25,000,000 from and after the Closing Date;”

(g) Section 7.05 of the Credit Agreement is amended by deleting the word “and” appearing at the end of Section 7.05(l), by deleting the “.” appearing at the end of Section 7.05(m) and replacing it with “;”, and by adding new subsections (n) and (o) thereto, to read in their entireties as follows:

“(n) Dispositions of property pursuant to the Permitted Sale and Leaseback Transaction; and

(o) Dispositions in the ordinary course of business by the Company and its Subsidiaries of accounts and notes receivable or bankers’ acceptances relating thereto for accounts generated from customers located in China and other jurisdictions in the Pacific Rim region, which dispositions may be made at a discount not to exceed ten percent (10%) of the original face amount of any such account, note receivable or bankers’ acceptance.”

Section 2. Conditions of Effectiveness. This Amendment shall become effective as of the First Amendment Effective Date (or, with respect to the amendment to the definition of Consolidated EBITDA, January 1, 2006) when: (i) the Administrative Agent shall have received counterparts of this Amendment executed by each of the Borrowers, the Required Lenders and, acknowledged by the Administrative Agent; (ii) the Company shall have paid all reasonable out-of-pocket costs and expenses (including the reasonable fees, charges and disbursements of counsel to the Administrative Agent invoiced to the Company in reasonable detail) incurred in connection with this Amendment and invoiced prior to the time the condition in clause (i) above is satisfied; and (iii) no Default shall have occurred and be continuing, or would occur as a result of the transactions contemplated by this Amendment.

Section 3. Representations and Warranties of the Borrowers. Each of the Borrowers represents and warrants as follows:

(a) The execution, delivery and performance by each Borrower of this Amendment, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) assuming each of the Lenders is a Professional Market Party, violate any Law. Each Borrower and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) The representations and warranties of (i) the Borrowers contained in Article V of the Credit Agreement and (ii) each Borrower contained in each other Loan Document, shall be true and correct in all material respects on and as of the First Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 (Financial Statements; No Material Adverse Effect; No Internal Control Event) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 (Financial Statements).

(c) This Amendment, when delivered hereunder, will have been, duly executed and delivered by each Borrower. This Amendment, when so delivered, will constitute, a legal, valid and binding obligation of such Borrower, enforceable against each Borrower in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, receivership, moratorium, conversationship, or other laws of general application affecting the rights of creditors generally or by general principles of equity.

(d) The execution, delivery and performance of this Amendment by each Borrower does not require the obtaining of any consent under any material agreement or instrument by which any Borrower or its property may be bound.

(e) As of the First Amendment Effective Date, after giving effect to this Amendment, no Default has occurred and is continuing.

Section 4. Reference to and Effect on the Loan Documents.

(a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(b) Each Borrower hereby: (i) ratifies and affirms all the provisions of the Credit Agreement, as amended by this Amendment, and all the provisions of each of the other Loan Documents, and (ii) agrees that the terms and conditions of the Credit Agreement, as amended by this Amendment and all of the other Loan Documents, shall continue in full force and effect as supplemented and amended hereby.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly set forth herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents, or any right, power or remedy of the Administrative Agent or the Lenders under the Loan Documents; nor shall same be construed as or shall operate as a course of conduct or course of dealing among the parties.

(d) All terms and provisions of this Amendment shall be for the benefit of and be binding upon and enforceable by the respective successors and permitted assigns of the parties hereto.

Section 5. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 6. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW IS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PRINCIPLES.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

QUAKER CHEMICAL CORPORATION (a Pennsylvania corporation)

By:	/s/ Neal E. Murphy
Name: Neal E. Murphy
Title: VP & CFO

By:	/s/ Mark Featherstone
Name: Mark Featherstone
Title: VP & Global Controller

QUAKER CHEMICAL CORPORATION (a Delaware corporation)

By:	/s/ Neal E. Murphy
Name: Neal E. Murphy
Title: President

EPMAR CORPORATION

By:	/s/ Craig E. Bush
Name: Craig E. Bush
Title: Vice President

QUAKER CHEMICAL B.V.

By:	/s/ Neal E. Murphy
Name: Neal E. Murphy
Title: Attorney-in-Fact

QUAKER CHEMICAL EUROPE B.V.

By:	/s/ Neal E. Murphy
Name: Neal E. Murphy
Title: Attorney-in-Fact

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Henry F. Bullitt
Name: Henry F. Bullitt
Title: Senior Vice President

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Henry F. Bullitt
Name: Henry F. Bullitt
Title: Senior Vice President

PNC BANK, N.A.

By:	/s/ Forrest B. Patterson, Jr.
Name: Forrest B. Patterson, Jr.
Title: Senior Vice President

CITIZENS BANK OF PENNSYLVANIA

By:	/s/ Nancy S. Krenson
Name: Nancy S. Krenson
Title: SVP

NATIONAL CITY BANK

By:	/s/ Ann Marie Hughes
Name: Ann Marie Hughes
Title: SVP

ABN AMRO BANK N.V.

By:	/s/ Donald Sutton
Name: Donald Sutton
Title: Managing Director

By:	/s/ Patricia Christy
Name: Patricia Christy
Title: Director

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